Exhibit (d)(2)

December 2, 2016

Goehring & Rozencwajg Investment Funds
110 Wall Street
New York, NY 10005-5991

Re:	Fee Waiver/Expense Reimbursement

Ladies and Gentlemen:

Goehring & Rozencwajg Associates, LLC (the “Adviser”) notifies you that it will waive its management fee with respect to and/or bear other expenses of the Fund listed below through December 31, 2017 to the extent that expenses of each class of the Fund, exclusive of acquired fund fees and expenses, brokerage expenses, interest expense, taxes and extraordinary expenses, would exceed the following annual rates:

Name of Fund	Expense Cap
Goehring & Rozencwajg Resources Fund	0.92% for Institutional Class shares
1.25% for Retail Class shares

With respect to the Fund, the Adviser shall be permitted to recover, on a class-by-class basis, expenses it has borne subsequent to the effective date of this agreement (whether through reduction of its management fee or otherwise) to the extent that the Fund’s expenses in later periods fall below the lesser of (1) the expense limit in effect at the time the Adviser waives or limits the expenses and (2) the expense limit in effect at the time the Adviser seeks to recover the expenses; provided, however, that the Fund will not be obligated to pay any such reduced fees and expenses more than three years after the date on which the fee and expense was reduced.

During the periods covered by this letter agreement, the expense cap arrangement set forth above for the Fund may only be modified by a majority vote of the “non-interested” Trustees of Goehring & Rozencwajg Investment Funds (the “Trust”).

We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statement on Form N-1A for the above referenced Fund with the Securities and Exchange Commission, in accruing the Fund’s expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

[Signature page follows]

Sincerely,

GOEHRING & ROZENCWAJG ASSOCIATES, LLC

By:	/s/ Leigh R. Goehring
Name: Leigh R. Goehring
Title: Managing Partner

ACKNOWLEDGED AND AGREED:

GOEHRING & ROZENCWAJG INVESTMENT FUNDS,
on behalf of its series Goehring & Rozencwajg Resources Fund

By:	/s/ Adam A. Rozencwajg
Name: Adam A. Rozencwajg
Title: President

A copy of the Agreement and Declaration of Trust of the Trust, as amended, is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees of the Trust or shareholders of any series of the Trust individually but are binding only upon the assets and property of the Trust or the respective series.

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